Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts
Investors:	Media:
Mary Bashore	Barbara Lindheim
Orchid Cellmark Inc.	GendeLLindheim BioCom Partners
(609) 750-2324	(212) 918-4650

ORCHID CELLMARK REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS

—U.S. Business Shows 21% Increase in Revenues and Notable Improvement in Gross Margin—

—Major Contracts Signed in U.K. With Potential Value of $10 Million—

Princeton, NJ, May 8, 2008—Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the first quarter of 2008.

Total revenues were $14.5 million for the first quarter of 2008 compared to $14.0 million for the first quarter of 2007, an increase of approximately 4%. The increase in total revenues for the first quarter of 2008 compared to the first quarter of 2007 was largely due to increased total revenues in the company’s U.S. forensic and paternity testing business, partially offset by lower revenues in the U.K. Orchid Cellmark recorded increases in its U.S. business that generates DNA profiles for the federal CODIS (Combined DNA Index System) and state DNA databases and in its U.S. paternity testing business, partially offset by lower revenues from its U.S. forensic casework business. The decrease in U.K. based revenues in the first quarter of 2008 compared to the comparable period in 2007 was due to lower volumes of immigration identity testing, animal DNA testing for scrapie susceptibility and reduced forensic revenue.

Total operating expenses, excluding cost of service revenue, for the first quarter of 2008 were $7.0 million compared to $6.1 million for the first quarter of 2007. The increases in operating expenses were primarily due to increases in general and administrative expenses, which were largely impacted by non-recurring legal fees related to a sizable state paternity contract that was awarded to Orchid and protested by a competitor.

Operating loss for the first quarter of 2008 was $2.9 million compared to an operating loss of $1.6 million for the first quarter of 2007. The increase in operating loss in the first quarter of 2008 was principally due to increased general and administrative expenses and a decrease in gross margin. Gross margin for the U.S. business increased for the first quarter 2008 compared to the first quarter of 2007 largely as a result of a 21% increase in U.S. revenues due in great part to the ReliaGene acquisition but also due to strong improvement in our other U.S. operations. This increase was offset by the decrease in gross margin associated with the U.K. operations. U.K. gross margin during the quarter was adversely impacted by lower DNA testing volumes and the buildup of capacity in the U.K. related to the North West/South West and Wales regional forensic services tender.

Orchid Cellmark reported a net loss of $2.3 million, or $(0.08) per share, for the first quarter of 2008 compared to a net loss of $1.7 million, or $(0.06) per share, for the first quarter of 2007. Net loss for the first quarter of 2008 and 2007 includes charges of $1.2 million and $1.1 million, respectively, for depreciation and amortization.

At March 31, 2008, cash and cash equivalents were $19.1 million and restricted cash was $958 thousand.

Thomas Bologna, President and Chief Executive Officer of Orchid Cellmark, commented, “We believe our first quarter results reflect a truth about our business — DNA identity testing has a degree of workflow ‘lumpiness’ that can result in short-term fluctuations that primarily reflect timing rather than changes in the underlying demand for our services. We believe this was apparent in the first quarter, when important areas of strength were obscured by a few areas of weakness related to the timing of work, especially in our forensic casework businesses in the U.S. and U.K. These shortfalls impacted both our top-line revenues and our margins, which are sensitive to changes in DNA testing volume. One-time legal costs related to a very sizeable paternity bid that we won that was protested by a competitor also adversely impacted our first quarter results. Were it not for these one-time legal costs, our net loss would have been $(0.06) per share as opposed to the reported net loss of $(0.08) per share.”

Mr. Bologna continued, “During the first quarter we believe we made significant progress both in the U.S. and U.K. that will position the company for future growth. Specifically, the integration of the ReliaGene acquisition in the U.S. is proceeding very well and ahead of our expectations. We expect to eliminate duplicate costs associated with capacity from that acquisition by the end of the second quarter of this year. We fully expect the acquisition of ReliaGene to be accretive in the second half of this year. In addition, we ended the quarter with a large influx of new casework into our Dallas facility, which is now operating at a very high throughput rate. We also are encouraged by the recent federal government announcement that it is moving ahead with the implementation of an all-arrestee DNA testing policy for federal offenders and illegal immigrant detainees. These new proposed regulations can potentially expand federal DNA testing needs dramatically.”

“We are particularly pleased with the size and scope of new business we recently won in the form of multi-year contracts to our U.K. operations as a result of our winning bid in the North West/South West and Wales regional forensic services tender in the U.K.,” Mr. Bologna continued. “We believe the multi-year contracts we were awarded will have a potential value of $10 million annually. This award expands our business presence in the U.K. market. Importantly, it also suggests we are well positioned to capitalize on other upcoming major U.K. forensic services bidding opportunities, namely the tendering of the remaining police forces under the National Procurement Plan.”

Mr. Bologna concluded, “With our business expansion well underway in the U.K., our ReliaGene acquisition on track for accretive growth, and recent landmark regulations from the Department of Justice in the U.S., we believe we are well positioned for improving results this year and for future growth in the coming years. With our strong balance sheet and our continued focus on cost containment and opportunistic business expansion, we believe the company is on the right path to achieve sustainable profitability.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, May 8, 2008 at 10:00 a.m. EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 45916267. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site at www.orchid.com. The webcast will be available for replay for 90 days after the conference call.

About Orchid Cellmark

Orchid Cellmark is a leading provider of identity DNA testing services for the human identity and agriculture markets. In the human identity area, the company provides DNA testing services for forensic, family relationship and security applications. In the agriculture field, Orchid Cellmark provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark brand that has been associated with exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook, the belief that our first quarter results reflect a truth about our business — DNA identity testing has a degree of workflow lumpiness that can result in short-term fluctuations that primarily reflect timing rather than changes in the underlying demand for our services, the belief that this lumpiness was apparent in the first quarter, when important areas of strength were obscured by a few areas of weakness related to the timing of work, especially in our forensic casework businesses in the U.S. and U.K., the belief that we made significant progress both in the U.S. and the U.K. that will position the company for expanded growth, the expectation that we will eliminate further duplicate costs associated with capacity from the acquisition of ReliaGene by the end of the second quarter of this year, the expectation that the acquisition of ReliaGene will be accretive in the second half of this year, the belief that the multi-year contracts awarded under the North West/South West and Wales regional tender will have a potential value of $10 million annually, the belief that the award under the North West/South West and Wales regional tender expands our business presence in the U.K. market, the belief that the award under the North West/South West and Wales regional tender suggests that we are well positioned to capitalize on other upcoming major U.K. forensic services bidding opportunities, namely the tendering of the remaining police forces under the National Procurement Plan, the belief that the all-arrestee DNA testing policy for federal offenders can potentially expand federal DNA testing needs dramatically, the belief that we are well positioned for improving results this year and for future growth in the coming years and the belief the company is on the right path to achieve sustainable profitability. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that we are not able to regain or replace services that we previously provided to several police forces in the U.K. under an arrangement with LGC, the risk that the amount of revenue resulting from the North West/South West and Wales regional tender in the U.K. is not significant, Orchid Cellmark’s ability to timely and successfully integrate ReliaGene’s business, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

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Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months ended March 31, 2008 and 2007

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2008	2007
Revenues:
Service revenues	$14,395	$13,895
Other revenues	132	137

Total revenues	14,527	14,032

Operating expenses:
Cost of service revenues	10,436	9,519
Research and development	220	279
Marketing and sales	1,572	1,484
General and administrative	4,692	3,936
Amortization of intangible assets	477	445

Total operating expenses	17,397	15,663

Operating loss	(2,870)	(1,631)
Other income, net	350	207

Loss before income tax expense	(2,520)	(1,424)
Income tax expense (benefit)	(246)	259

Net loss	$(2,274)	$(1,683)

Basic and diluted net loss per share	$(0.08)	$(0.06)

Shares used in computing basic and diluted net loss per share:	29,934	29,319

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets:

Current assets
Cash and cash equivalents	$19,056	$20,918
Accounts receivable, net	9,993	9,516
Inventory	1,471	1,443
Prepaids and other current assets	1,588	2,151

Total current assets	32,108	34,028

Fixed assets, net	6,801	7,440
Goodwill	9,664	9,519
Other intangibles, net	9,214	9,694
Restricted cash	958	958
Other assets	504	490

Total assets	$59,249	$62,129

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$1,644	$2,027
Accrued expenses and other current liabilities	5,036	4,611
Income taxes payable	178	543
Short-term debt and current portion of long-term debt	400	428
Deferred revenue	992	964

Total current liabilities	8,250	8,573

Other liabilities	604	1,123

Total liabilities	8,854	9,696

Total stockholders’ equity	50,395	52,433

Total liabilities and stockholders’ equity	$59,249	$62,129